UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2016
CORPORATE PROPERTY ASSOCIATES 18 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-54970	90-08855334
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Corporate Property Associates 18 - Global Incorporated (“we,” “our” and CPA®:18 - Global”) announced today that our estimated net asset value per share (“NAV”) as of March 31, 2016 is $7.90 per share of our Class A common stock and $7.90 per share of our Class C common stock, which were the same at December 31, 2015.

The NAV per share of $7.90 for both Class A Common Stock and Class C Common Stock will continue to be used for purposes of effectuating permitted redemptions of our common stock, issuing shares pursuant to our distribution reinvestment plan and, for the Class C Common Stock, the payment of the distribution and shareholder servicing fee.

The March 31, 2016 NAVs were calculated by our advisor in accordance with our valuation policies. In calculating the NAVs, our advisor relied in part on a prior appraisal of the fair market value of our real estate portfolio as of December 31, 2015 and updated estimates of the fair market value of our debt as of March 31, 2016, both provided by Robert A. Stanger & Co., Inc. (“Stanger”), an independent consultant and service provider to the real estate industry. Our advisor then updated the prior appraisal of our real estate portfolio as discussed below and then adjusted the resulting net equity of our real estate portfolio for certain items, principally for the fair value of a loan asset, other net assets and liabilities of tangible or monetary value as of March 31, 2016 and an estimate of the advisor’s interest in disposition proceeds (if any), which may be paid to our advisor subject to the approval of the independent members of our board of directors, as of March 31, 2016. The estimate produced by this calculation was then divided by the total shares outstanding for each class of shares as of March 31, 2016 and rounded to the nearest penny.

In accordance with our current valuation policies, we obtain an independent appraisal of the fair market value of our real estate portfolio once every twelve months. For each subsequent quarterly NAV calculation, we update the latest independent real estate portfolio valuation for the following:

•	Adding new acquisitions at their appraised values at acquisition, using independent third-party appraisal firms approved in advance by the independent members of our Board of Directors;

•	Updating build-to-suit investments for either their latest quarterly carrying values for in-process projects or with a third-party appraised value for any completed project;

•	Updating the value of any property that our advisor deems to have had a significant event during the quarter, based on an independent third-party appraisal; and

•	Removing assets that were disposed of during the quarter.

In calculating the quarterly NAVs, our current valuation policies also provide that we:

•	Obtain an updated independent valuation of our debt as of quarter end;

•	Make adjustments for other tangible balance sheet assets and liabilities as of quarter end;

•	Use total shares outstanding for each class of shares as of quarter end; and

•	Use foreign exchange rates as of quarter end in converting the local currency fair market value of our international assets and liabilities to U.S. dollars.

If the amounts calculated in accordance with our quarterly valuation policies would result in a change within +/- 1% of the most recently published estimated NAVs per share, we do not change the NAVs per share from those most recently published.

For the quarter ended March 31, 2016, (i) we acquired four investments, one of which was a build-to-suit, which constituted 1.8% of our real estate portfolio based on real estate value, (ii) no build-to-suit investments were completed, (iii) no significant events were deemed to have occurred and (iv) there were no dispositions of properties. For this initial quarterly NAV determination, we also adjusted our December 31, 2015 NAV for 16 fourth-quarter 2015 acquisitions that our advisor previously carried at their purchase price to now be included in our NAV at their third-party appraised value, as discussed further below. Stanger provided a fair market valuation of our debt at March 31, 2016, also discussed in more detail below. The resulting calculations done in accordance with our valuation policies were within +/- 1% of the previously published estimated NAVs per share at December 31, 2015; therefore, in accordance with our policies, the per share NAVs at March 31, 2016 remain $7.90 for the Class A common stock and the Class C common stock.

The determination of NAV involves a number of assumptions and judgments, including estimates of the advisor’s interest in disposition proceeds (if any). These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $7.90 per share of Class A common stock or Class C common stock if we were to liquidate or engage in another type of liquidity event today. In particular, our March 31, 2016 NAV is not based on a full appraisal of the fair market value of our real estate portfolio at that date.

The methodology of determining our annual year-end and quarterly NAVs conforms to the Investment Program Association’s Practice Guideline for Valuations of Publicly Registered Non-Listed REITs (April 2013) and fair value accounting standards under generally accepted accounting principles in the United States. In addition, our board of directors periodically reviews both our annual and quarterly NAV policies and processes.

Valuation Methodology for New Acquisitions

The real property appraisals for each new property acquisition employed up to three approaches to value, typically considered by appraisers: the cost approach, the sales comparison approach and the income capitalization approach. The appraisers’ use of the preceding approaches was reflective of the terms of each appraisal’s engagement. In each case, the income capitalization approach was given primary consideration and utilized a discounted cash flow analysis and/or direct capitalization analysis, as deemed appropriate by each appraiser and reflective of the appraisal engagement.

In applying a discounted cash flow analysis, the appraisers prepared projected statements of operations for each property including revenues and expenses over a multi-year period reflective of the lease(s) encumbering the property and, for operating properties such as self storage, anticipated operating levels based on reviews of the specific property market and historical operating levels. Each property is assumed to be sold at the end of the assumed multi-year holding period, with the residual value of the property calculated based on the capitalization of the estimated net operating income of the property in the year of sale, utilizing a capitalization rate deemed appropriate by the appraisers and deducting costs of sale deemed appropriate by the appraisers. The discount rates selected for the discounted cash flow analysis were determined by the appraisers based in part upon estimated target rates of return for buyers of similar properties, as well as property and market attributes.

In applying a direct capitalization analysis, the appraisers estimated the anticipated net operating income of the property and capitalized such income at a capitalization rate deemed appropriate for the property based upon property characteristics, competitive position and market conditions at the date of the appraisal. These income capitalization approach methodologies are consistent with the methodology used to value our entire real estate portfolio at December 31, 2015.

Fair Value of Debt

Summary of Methodology

Stanger performed a valuation of our property-level debt by reviewing available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates were selected based on several factors including U.S. Treasury, Euro-Swap, London Interbank Offered Rate and Euro Interbank Offered Rate yields as of the valuation date, as well as loan-specific items such as loan-to-value ratios, debt service coverage ratios, collateral property location, age and type, prepayment terms, and maturity and loan origination date. This methodology is consistent with the methodology used to value our debt at December 31, 2015.

The discount rates applied to the future property level debt payments ranged from approximately 1.4% to 5.8%. The weighted average contractual interest rate was approximately 4.1%, and the estimated market weighted average interest rate was approximately 3.8%.

Assumptions and Limitations

Stanger’s valuation of the property-level debt is based in part on the “as is” market value of our real estate portfolio as of December 31, 2015 adjusted for the new acquisitions as described above.  In addition, Stanger’s valuation of the property-level debt is subject to certain other assumptions and limiting conditions, including: (i) Stanger has been provided with loan documents and/or loan summaries, loan payment schedules and other factual loan information by W. P. Carey Inc. (the ultimate parent company of our advisor) and has relied upon and assumed that such information is correct in all material respects and no warranty is given by Stanger as to the accuracy of such information; (ii)  each collateral property is assumed to be free and clear of liens (other than the mortgage being valued); (iii) information furnished by others, upon which all or portions of Stanger’s value opinion is based, is believed to be reliable but has not been verified, and no warranty is given as to the accuracy of such information; and (iv) all mortgages are assumed to be salable, transferable or assumable between parties and are further assumed not to be in default. Stanger’s opinion of the property-level debt value was predicated on the above assumptions.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Consent of Robert A. Stanger & Co., Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 18 – Global Incorporated

Date:	May 26, 2016	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Secretary